Exhibit 99.2

For Immediate Release

Triangle Petroleum Announces Acquisition in Williston Basin, Provides Operational and Acreage Inventory Update

DENVER – May 23, 2011 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (AMEX: TPLM), an oil and gas exploration and production company with assets in North Dakota, Montana and Eastern Canada, today announced acquisitions totaling approximately 42,000 net acres prospective for the Bakken and Three Forks formations in the Williston Basin. The acquisitions bring Triangle’s total net acreage position in the Williston Basin to approximately 72,000 net acres and bring its total operated acres to approximately 51,000 net acres.

Operated Acreage

The 42,000 net acre acquisition, called the Station Prospect, is located in an undisclosed area of Montana prospective for both the Middle Bakken and Three Forks formations. The acreage is largely contiguous and Triangle anticipates operating 100 percent of all acquired acres. Due to ongoing leasing efforts and competitive concerns, Triangle is not disclosing the location of the Station Prospect or the price paid. There are no changes to the previously announced 2011 Capex budget.

Dr. Peter Hill, Chief Executive Officer of Triangle Petroleum, said: “The Station Prospect acquisition brings us closer to our long-term goal of 100,000 net acres and a two-thirds operated and one-third non-operated leasehold position. The Station Prospect is located in a thermally mature area of the basin and provides us with a significant number of net drilling locations in a largely contiguous block. We believe the combination of rapid development of our core non-operated Rough Rider acres, approximately 5,000 net acres of operated units in Williams and McKenzie Counties of North Dakota, and the high growth and value accretion of the Station Prospect provides our shareholders with a balanced portfolio of pure-play exposure to the upside of the Williston Basin.”

In North Dakota, Triangle has identified approximately 5,000 net acres of operated acreage which will provide the Company’s first operated drilling units. Triangle anticipates spudding its first operated well in the Fourth Quarter of 2011.

Non-Operated Acreage & Drilling Activity

Triangle currently controls approximately 21,000 net non-operated acres in North Dakota. The change from the previously announced 23,000 net non-operated acres is due to a positive revision to the estimated number of drilling units in which Triangle controls a majority interest.

The Company is currently participating in 29 gross non-operated wells, exclusive of wells in which Triangle has less than a 2 percent working interest. Triangle participates in all wells in which it has an interest, but due to administrative constraints, the Company will report the consolidated results of all wells below the 2 percent materiality threshold in its quarterly and annual financial reports. Estimated non-operated net production is currently approximately 200 barrels of oil per day (BOPD).

About Triangle

Founded in 2006, Triangle (AMEX: TPLM) is an independent oil and gas exploration company with approximately 72,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks formations and approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia.

For more information please visit www.trianglepetroleum.com.

Media Contact:
Kate Finnerty
Allison & Partners for Triangle Petroleum
+1 646.428.0635
kate.finnerty@allisonpr.com

Analyst Contact:
Triangle Petroleum Corporation
Jonathan Samuels
Chief Financial Officer
+1 303.260.7125
info@trianglepetroleum.com